EXHIBIT 99.1

PRESS RELEASE
For Immediate Release

Atlantic BancGroup, Inc. announces third quarter results.

JACKSONVILLE BEACH, FLORIDA, October 30, 2003

Atlantic BancGroup, Inc. the parent company of Oceanside Bank, with three locations in the Jacksonville Beaches and East Jacksonville, Florida, announces third quarter 2003 results.  Atlantic BancGroup, Inc. reports that it posted net income of $179,000 for the third quarter of 2003, or $0.14 per fully diluted share. For the first nine months of 2003, net income of $669,000 was recorded as compared with $534,000 for the same period in 2002, an increase of $135,000 or 25.3%. Fully diluted earnings per share for the first nine months of 2003 totaled $0.54, as compared with $0.56 for the same period of 2002 (adjusted for the June 2003 20% stock dividend). During 2002 Atlantic BancGroup's shareholders exercised warrants that increased the number of common shares outstanding. Without the increase in common shares from the warrants exercised, the growth in earnngs per share would have been 25.0%.

Consolidated total assets at September 30, 2003, reached $143.6 million, an increase of 26.9% over the period end September 30, 2002. Consolidated deposits and consolidated net loans grew 25.4% and 25.8%, respectively, over the same period, with consolidated deposits at $107.3 million and consolidated net loans at $93.2 million at September 30, 2003.

Atlantic BancGroup, Inc. is a publicly traded bank holding company, trading on the NASDAQ SmallCap market, symbol ATBC.